Exhibit 5

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

March 18, 2011

Board of Directors
Atlantic Coast Financial Corporation
12724 Gran Bay Parkway West, Suite 150
Jacksonville, FL 32258

Re:	Atlantic Coast Financial Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of common stock, par value $0.01 per share (the “Common Stock”), of Atlantic Coast Financial Corporation (the “Company”) to be issued pursuant to the Atlantic Coast Financial Corporation 2005 Stock Option Plan (the “Stock Option Plan”), Atlantic Coast Financial Corporation 2005 Recognition and Retention Plan (the “Recognition and Retention Plan”), Atlantic Coast Financial Corporation Employee Stock Purchase Plan (“Employee Stock Purchase Plan”) and Atlantic Coast Financial Corporation Director Stock Purchase Plan (“Director Stock Purchase Plan”), and participation interests in the Common Stock of the Company offered or sold to the Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan (“401(k) Plan”).

In rendering the opinion expressed herein, we have reviewed the articles of incorporation of the Company, the Stock Option Plan, the Recognition and Retention Plan, the Employee Stock Purchase Plan, the Director Stock Purchase Plan, the 401(k) Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Common Stock of the Company when issued in accordance with the terms and conditions of the Stock Option Plan, the Recognition and Retention Plan, the Employee Stock Purchase Plan and the Director Stock Purchase Plan, and the participation interests in the Common Stock of the Company when offered or sold to the 401(k) Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

Luse Gorman Pomerenk & Schick,
A Professional Corporation